Sean M. Clayton

+1 858 550 6034

sclayton@cooley.com

Exhibit 5.1

February 5, 2020

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite 250

San Diego, California 92121

Ladies and Gentlemen:

We have represented aTyr Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement (No. 333-235951) on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto filed with the Commission pursuant to Rule 462(b) promulgated under the Act (together with the Initial Registration Statement, the “Registration Statements”), covering an underwritten public offering of up to 4,058,823 shares (the “Shares”) of the Company’s common stock, par value $0.001, which includes up to 529,411 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents by all persons other than by the Company, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to an amendment to the Initial Registration Statement filed pursuant to Rule 462(d).

Sincerely,

Cooley LLP

By:  /s/ Sean M. Clayton

Sean M. Clayton